Exhibit 99.1

INVESTOR CONTACT Nabil Elsheshai 858-485-2125 office nabil.elsheshai@teradata.com MEDIA CONTACT Jennifer Donahue 858-485-3029 office jennifer.donahue@teradata.com

Teradata Reports Third Quarter 2019 Financial Results

•	Recurring revenue increased 10%, 11% in constant currency, from the third quarter of 2018(1)
•	Annual recurring revenue (ARR) increased 12%, 14% in constant currency, year-over-year(1)
•	Subscription-based bookings mix increased more than expected to 90% in the third quarter

SAN DIEGO – November 7, 2019 — Teradata Corp. (NYSE: TDC) continues its successful transformation to a recurring revenue model with subscription-based transactions comprising 90% of the company’s bookings mix in the third quarter. Recurring revenue increased 10%, 11% in constant currency(1), from the third quarter of 2018. ARR increased 12%, 14% in constant currency(1), from the prior-year period. As the company shifts to a recurring revenue model and focuses its consulting resources on strategic engagements that drive increased software consumption within its targeted customer base, perpetual revenue and consulting revenue declined versus the prior-year period, as expected. Total third-quarter revenue was $459 million, compared to 2018 third-quarter total revenue of $526 million. Currency translation had a two percentage point negative impact on the third-quarter total revenue comparison(1).

Teradata reported 2019 third-quarter net income of $10 million under U.S. Generally Accepted Accounting Principles (GAAP), or $0.09 per diluted share, which compared to net income of $18 million, or $0.15 per diluted share, in the third quarter of 2018. Non-GAAP 2019 third-quarter net income, which excludes stock-based compensation expense and other special items, was $36 million, or $0.32 per diluted share, as compared to $43 million, or $0.36 per diluted share in the third quarter of 2018(2).

“We are pleased that Teradata had a strong quarter with customers moving to subscription at a record rate, demonstrating our strategy in action,” said Vic Lund, Interim CEO, Teradata. “We’ve made significant progress as we invested in an even stronger future for Teradata—delivering outstanding technology innovation, including moving forward in the cloud, strengthening our go-to-market capabilities, and expanding our market reach. We are focused on accelerating our execution, and are well positioned as we end this year and look to a great 2020.”

Gross Margin

2019 third-quarter gross margin reported under GAAP was 53.8% versus 50.2% for the third quarter of 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 third-quarter gross margin was 56.0%, versus 52.9% in the prior-year period(2). The gross margin rate was higher year-over-year primarily due to a higher mix of recurring revenue.

Operating Income

2019 third-quarter operating income reported under GAAP was $10 million compared to $14 million in the third quarter of 2018. On a non-GAAP basis, excluding stock-based compensation expense and other special items, 2019 third-quarter operating income was $43 million versus $56 million in the third quarter of 2018(2). The decrease in non-GAAP operating income was due to a higher subscription-based bookings mix which resulted in a significant decline in perpetual revenue, as well as a decline in consulting revenue consistent with our strategy.

Income Taxes

Teradata’s 2019 third-quarter tax rate under GAAP was negative 150%, compared to negative 80% in the third quarter of 2018. Excluding special items, Teradata’s non-GAAP 2019 third-quarter tax rate was 2.7% versus 17.3% in the third quarter of 2018(2). The difference in the tax rate period-over-period was primarily driven by the reversal of a tax contingency in the third quarter of 2019.

Cash Flow

During the third quarter of 2019, Teradata used $10 million of cash from operating activities compared to using $33 million in the same period of 2018. The Company’s transition to a subscription-based model changes the timing of billings and cash collections, therefore year-over-year comparisons may be less meaningful during the transition. During the quarter, Teradata used $17 million for capital expenditures and additions to capitalized software development costs, versus using $35 million in the third quarter of 2018. Teradata’s 2019 third-quarter free cash flow improved year-over-year to negative $27 million, compared to negative $68 million in the third quarter of 2018(3). The company used approximately $8 million of cash in the third quarter of 2019 related to reorganizing and restructuring its operations and go-to-market functions to align to its strategy, reducing free cash flow.

Balance Sheet

Teradata ended the third quarter of 2019 with $528 million in cash. During the third quarter of 2019, Teradata repurchased 1.9 million shares of the Company’s common stock for approximately $64 million. Year-to-date, the company repurchased 6.2 million shares for approximately $239 million. At the end of the third quarter, Teradata had approximately 112 million shares outstanding.

As of September 30, 2019, the Company had total debt of $596 million, including $108 million of outstanding finance lease obligations. Net finance lease obligations increased $30 million in Q3. There were no funds drawn on the company’s $400 million revolving credit facility as of September 30, 2019.

Guidance

For the full-year, Teradata expects ARR to increase at least 8% and recurring revenue to increase approximately 8% to 9%. Teradata now expects approximately a $250 million decline in perpetual revenue as the shift to subscription-based bookings continues to exceed the company’s expectations. As the company continues to realign its consulting business to focus on higher-value consulting services that increase consumption, Teradata now expects consulting revenue to decline approximately 25%, more than the 20% it previously expected.

Teradata expects 2019 full-year GAAP loss per share to be in the $(0.21) to $(0.16) range. On a non-GAAP basis, which excludes stock-based compensation expense and other special items, the Company now expects earnings per share in the $0.95 to $1.00 range(2).

Recurring revenue in the fourth quarter of 2019 is expected to be in the $348 million to $350 million range.

GAAP loss per share in the fourth quarter of 2019 is expected to be in the $(0.20) to $(0.15) range. Fourth quarter Non-GAAP earnings per share, excluding stock-based compensation expense and other special items, is expected to be in the $0.13 to $0.18 range(2).

Earnings Conference Call

A conference call is scheduled today at 2:00 p.m. PT to discuss the Company’s 2019 third-quarter results. Access to the conference call, as well as a replay of the conference call, is available on Teradata’s website at investor.teradata.com.

Supplemental Financial Information

Additional information regarding Teradata’s operating results is provided below as well as on Teradata’s website at investor.teradata.com.

1.

The impact of currency is determined by calculating the prior-period results using the current-year monthly average currency rates (except for currency impact on ARR which is calculated using month-end rates). See the foreign currency fluctuation schedule on the Investor Relations page of the Company’s web site at investor.teradata.com, which is used to determine revenue on a constant currency (“CC”) basis.

Revenue
(in millions)
	For the Three Months ended September 30
	2019	2018	% Change as Reported	% Change in CC
Recurring revenue	$343	$312	10%	11%
Perpetual software licenses and hardware	16	77	(79%)	(78%)
Consulting services	100	137	(27%)	(26%)

Total revenue	$459	$526	(13%)	(11%)

Americas	$256	$277	(8%)	(7%)
EMEA	118	139	(15%)	(12%)
APAC	85	110	(23%)	(21%)

Total revenue	$459	$526	(13%)	(11%)

	For the Nine Months ended September 30

	2019	2018	% Change as Reported	% Change in CC
Recurring revenue	$1,012	$926	9%	12%
Perpetual software licenses and hardware	76	243	(69%)	(68%)
Consulting services	317	407	(22%)	(20%)

Total revenue	$1,405	$1,576	(11%)	(8%)

Americas	$794	$828	(4%)	(3%)
EMEA	353	415	(15%)	(10%)
APAC	258	333	(23%)	(19%)

Total revenue	$1,405	$1,576	(11%)	(8%)

	As of September 30
	2019	2018	% Change as Reported	% Change in CC
Annual recurring revenue (“ARR”)*	$1,389	$1,240	12%	14%

*	Annual recurring revenue is defined as the annual value at a point in time of all recurring contracts, including subscription, software upgrade rights, maintenance and managed services.

2.

Teradata reports its results in accordance with GAAP. However, as described below, the Company believes that certain non-GAAP measures such as non-GAAP gross profit, non-GAAP operating income, non-GAAP net income, and non-GAAP earnings per diluted share, or EPS, all of which exclude certain items (as well as free cash flow) are useful for investors. Our non-GAAP measures are not meant to be considered in isolation or as substitutes for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

The following tables reconcile Teradata’s actual and projected results and EPS under GAAP to the Company’s actual and projected non-GAAP results and EPS for the periods presented, which exclude certain specified items. Our management internally uses supplemental non-GAAP financial measures, such as gross profit, operating income, net income and EPS, excluding certain items, to understand, manage and evaluate our business and support operating decisions on a regular basis. The Company believes such non-GAAP financial measures (1) provide useful information to investors regarding the underlying business trends and performance of the Company’s ongoing operations, (2) are useful for period-over-period comparisons of such operations and results, that may be more easily compared to peer companies and allow investors a view of the Company’s operating results excluding stock-based compensation expense and special items, (3) provide useful information to management and investors regarding present and future business trends, and (4) provide consistency and comparability with past reports and projections of future results.

Teradata’s reconciliation of GAAP to non-GAAP results included in this release.

(in millions, except per share data)	For the Three Months ended September 30			For the Nine Months ended September 30

Gross Profit:	2019	2018	% Chg.	2019	2018	% Chg.
GAAP Gross Profit	$247	$264	(6%)	$707	$737	(4%)
% of Revenue	53.8%	50.2%		50.3%	46.8%

Excluding:
Stock-based compensation expense	4	3		11	11
Acquisition, integration, reorganization related, and other costs	(1)	-		4	3
Amortization of capitalized software	7	11		28	38

Non-GAAP Gross Profit	$257	$278	(8%)	$750	$789	(5%)

% of Revenue	56.0%	52.9%		53.4%	50.1%

Operating Income

GAAP Operating Income	$10	$14	(29%)	$15	$20	(20%)
% of Revenue	2.2%	2.7%		1.1%	1.3%

Excluding:
Stock-based compensation expense	23	15		59	50
Amortization of acquisition-related intangible assets	1	1		5	4
Acquisition, integration, reorganization related, and other costs	2	15		28	24
Amortization of capitalized software	7	11		28	38

Non-GAAP Operating Income	$43	$56	(23%)	$135	$136	(1%)

% of Revenue	9.4%	10.6%		9.6%	8.6%

Net Income
GAAP Net Income / (Loss)	$10	$18	(44%)	$(1)	$15	(107%)
% of Revenue	2.2%	3.4%		(0.1%)	1.0%

Excluding:
Stock-based compensation expense	23	15		59	50
Amortization of acquisition-related intangible assets	1	1		5	4
Acquisition, integration, reorganization related, and other costs	2	15		28	24
Amortization of capitalized software	7	11		28	38
Income tax adjustments*	(7)	(17)		(23)	(33)

Non-GAAP Net Income	$36	$43	(16%)	$96	$98	(2%)

% of Revenue	7.8%	8.2%		6.8%	6.2%

	For the Three Months ended September 30		For the Nine Months ended September 30
Earnings Per Share:	2019	2018	2019	2018	2019 Q4 Guidance	2019 FY Guidance

GAAP Earnings / (Loss) Per Share	$0.09	$0.15	$(0.01)	$0.12	$(0.20) - $(0.15)	$(0.21) - $(0.16)

Excluding:
Stock-based compensation expense	0.20	0.12	0.51	0.41	0.18	0.69
Amortization of acquisition-related intangible assets	0.01	0.01	0.04	0.03	0.01	0.04
Acquisition, integration, reorganization related, and other costs	0.02	0.12	0.24	0.20	0.17	0.42
Amortization of capitalized software	0.06	0.09	0.24	0.31	0.05	0.29
Income tax adjustments*	(0.06)	(0.13)	(0.20)	(0.27)	(0.08)	(0.28)

Non-GAAP Diluted Earnings Per Share	$0.32	$0.36	$0.82	$0.80	$0.13 - $0.18	$0.95 - $1.00

*

Represents the income tax effect of the pre-tax adjustments to reconcile GAAP to Non-GAAP income based on the applicable jurisdictional statutory tax rate of the underlying item in addition to the tax impact for U.S. tax reform. Including the income tax effect assists investors in understanding the tax provision associated with those adjustments and the effective tax rate related to the underlying business and performance of the Company’s ongoing operations. As a result of these adjustments, the Company’s non-GAAP effective tax rate for the third quarter of 2019 was 2.7% and 17.3% in the third quarter of 2018.

3.

As described below, the Company believes that free cash flow is a useful non-GAAP measure for investors. Teradata defines free cash flow as cash provided by / used in operating activities less capital expenditures for property and equipment, and additions to capitalized software. Free cash flow does not have a uniform definition under GAAP and therefore, Teradata’s definition may differ from other companies’ definitions of this measure. Teradata’s management uses free cash flow to assess the financial performance of the Company and believes it is useful for investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations. In particular, free cash flow indicates the amount of cash generated after capital expenditures for, among other things, investment in the Company’s existing businesses, strategic acquisitions, strengthening the Company’s balance sheet, repurchase of the Company’s stock and repayment of the Company’s debt obligations, if any. Free cash flow does not represent the residual cash flow available for discretionary expenditures since there may be other nondiscretionary expenditures that are not deducted from the measure. This non-GAAP measure is not meant to be considered in isolation, as a substitute for, or superior to, results determined in accordance with GAAP, and should be read only in conjunction with our condensed consolidated financial statements prepared in accordance with GAAP.

(in millions)	For the Three Months ended September 30		For the Nine Months ended September 30

	2019	2018	2019	2018
Cash (used in) / provided by operating activities (GAAP)	$(10)	$(33)	$94	$257
Less capital expenditures for:
Expenditures for property and equipment	(16)	(34)	(43)	(92)
Additions to capitalized software	(1)	(1)	(3)	(5)

Total capital expenditures	(17)	(35)	(46)	(97)

Free Cash Flow (non-GAAP measure)	$(27)	$(68)	$48	$160

Teradata used $8 million of cash in the third quarter of 2019, and $54 million of cash year-to-date related to reorganizing and restructuring its operations and its go-to-market functions to align to its strategy.

Note to Investors

This news release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements generally relate to opinions, beliefs and projections of expected future financial and operating performance, business trends, and market conditions, among other things. These forward-looking statements are based upon current expectations and assumptions and involve risks and uncertainties that could cause actual results to differ materially, including the factors discussed in this release and those relating to: the global economic environment and business conditions in general or on the ability of our suppliers to meet their commitments to us, or the timing of purchases by our current and potential customers; the rapidly changing and intensely competitive nature of the information technology industry and the data analytics business; fluctuations in our operating results, including as a result of the pace and extent to which customers shift from perpetual to subscription-based licenses; our ability to realize the anticipated benefits of our business transformation program or other restructuring and cost saving initiatives; risks inherent in operating in foreign countries, including foreign currency fluctuations; risks associated with data privacy, cyberattacks and maintaining secure and effective internal information technology and control systems; the timely and successful development, production or acquisition and market acceptance and quality of new and existing products and services; tax rates; senior management changes, workforce turnover and the ability to attract and retain skilled employees; protecting our intellectual property; availability and successful exploitation of new alliance and acquisition opportunities; recurring revenue may decline or fail to be renewed; the impact on our business and financial reporting from changes in accounting rules; and other factors described from time to time in Teradata’s filings with the U.S. Securities and Exchange Commission, including its annual report on Form 10-K, as amended by its Form 10-K/A, and subsequent quarterly reports on Forms 10-Q, as well as the Company’s annual report to stockholders. Teradata does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Teradata

Teradata transforms how businesses work and people live through the power of data. Teradata leverages all of the data, all of the time, so you can analyze anything, deploy anywhere, and deliver analytics that matter most to your business. And we do it on-premises, in the cloud, or anywhere in between. We call this pervasive data intelligence, powered by the cloud. It’s the answer to the complexity, cost and inadequacy of today’s approach to analytics. Get the answer at teradata.com.

Teradata and the Teradata logo are trademarks or registered trademarks of Teradata Corporation and/or its affiliates in the U.S. and worldwide.

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Schedule A

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(in millions, except per share amounts - unaudited)

	For the Period Ended September 30
	Three Months			Nine Months
	2019	2018	% Chg	2019	2018	% Chg
Revenue

Recurring	$343	$312	10%	$1,012	$926	9%
Perpetual software licenses and hardware	16	77	(79%)	76	243	(69%)
Consulting services	100	137	(27%)	317	407	(22%)

Total revenue	459	526	(13%)	1,405	1,576	(11%)

Gross profit

Recurring	233	219		689	655
% of Revenue	67.9%	70.2%		68.1%	70.7%
Perpetual software licenses and hardware	7	34		16	79
% of Revenue	43.8%	44.2%		21.1%	32.5%
Consulting services	7	11		2	3
% of Revenue	7.0%	8.0%		0.6%	0.7%

Total gross profit	247	264		707	737
% of Revenue	53.8%	50.2%		50.3%	46.8%

Selling, general and administrative expenses	151	166		447	481
Research and development expenses	86	84		245	236

Income from operations	10	14		15	20
% of Revenue	2.2%	2.7%		1.1%	1.3%

Other expense, net	(6)	(4)		(16)	(12)

Income (loss) before income taxes	4	10		(1)	8
% of Revenue	0.9%	1.9%		(0.1% )	0.5%

Income tax benefit	(6)	(8)		-	(7)

% Tax rate	(150.0% )	(80.0% )		-	(87.5% )

Net income (loss)	$10	$18		$(1)	$15

% of Revenue	2.2%	3.4%		(0.1% )	1.0%

Net income (loss) per common share
Basic	$0.09	$0.15		$(0.01)	$0.13
Diluted	$0.09	$0.15		$(0.01)	$0.12

Weighted average common shares outstanding
Basic	113.2	118.7		115.2	119.9
Diluted	114.2	120.7		115.2	121.8

Schedule B

TERADATA CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions - unaudited)

	September 30, 2019	December 31, 2018	September 30, 2018
Assets
Current assets
Cash and cash equivalents	$528	$715	$768
Accounts receivable, net	328	588	372
Inventories	36	28	45
Other current assets	86	97	99

Total current assets	978	1,428	1,284

Property and equipment, net	333	295	226
Capitalized software, net	42	72	84
Right of use assets - operating lease, net	53	-	-
Goodwill	394	395	396
Acquired intangible assets, net	11	16	17
Deferred income taxes	67	67	54
Other assets	101	87	75

Total assets	$1,979	$2,360	$2,136

Liabilities and stockholders’ equity

Current liabilities
Current portion of long-term debt	$25	$19	$13
Current portion of finance lease liability	42	17	7
Current portion of operating lease liability	19	-	-
Accounts payable	103	141	95
Payroll and benefits liabilities	115	224	147
Deferred revenue	408	490	384
Other current liabilities	60	118	86

Total current liabilities	772	1,009	732

Long-term debt	460	478	484
Finance lease liability	66	30	15
Operating lease liability	41	-	-
Pension and other postemployment plan liabilities	101	113	109
Long-term deferred revenue	68	105	102
Deferred tax liabilities	4	3	4
Other liabilities	139	127	130

Total liabilities	1,651	1,865	1,576

Stockholders’ equity
Common stock	1	1	1
Paid-in capital	1,517	1,418	1,397
Accumulated deficit	(1,063)	(823)	(745)
Accumulated other comprehensive loss	(127)	(101)	(93)

Total stockholders’ equity	328	495	560

Total liabilities and stockholders’ equity	$1,979	$2,360	$2,136

Schedule C

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions - unaudited)

	For the Period Ended September 30
	Three Months		Nine Months
	2019	2018	2019	2018
Operating activities
Net income (loss)	$10	$18	$(1)	$15

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	36	31	113	95
Stock-based compensation expense	22	15	59	50
Deferred income taxes	1	(5)	1	(11)
Changes in assets and liabilities:
Receivables	49	(3)	260	182
Inventories	(1)	(17)	(8)	(15)
Current payables and accrued expenses	(1)	23	(156)	(8)
Deferred revenue	(104)	(83)	(119)	7
Other assets and liabilities	(22)	(12)	(55)	(58)

Net cash (used in) provided by operating activities	(10)	(33)	94	257

Investing activities
Expenditures for property and equipment	(16)	(34)	(43)	(92)
Additions to capitalized software	(1)	(1)	(3)	(5)

Net cash used in investing activities	(17)	(35)	(46)	(97)

Financing activities
Repurchases of common stock	(64)	(49)	(239)	(206)
Repayments of long-term borrowings	(6)	-	(12)	(40)
Repayments of credit facility borrowings	-	-	-	(240)
Payments of finance leases	(9)	(1)	(18)	(1)
Other financing activities, net	4	5	40	23

Net cash used in financing activities	(75)	(45)	(229)	(464)

Effect of exchange rate changes on cash and cash equivalents	(6)	(2)	(6)	(17)

Decrease in cash, cash equivalents and restricted cash	(108)	(115)	(187)	(321)
Cash, cash equivalents and restricted cash at beginning of period	637	883	716	1,089

Cash, cash equivalents and restricted cash at end of period	$529	$768	$529	$768

Supplemental cash flow disclosure:
Non-cash investing and financing activities:
Assets acquired by finance leases	$30	$-	$78	$-
Assets acquired by operating leases	$1	$-	$5	$-

Schedule D

TERADATA CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions - unaudited)

	For the Three Months Ended September 30				For the Nine Months Ended September 30
	2019	2018	% Change As Reported	% Change Constant Currency (2)	2019	2018	% Change As Reported	% Change Constant Currency (2)
Segment Revenue

Americas	$256	$277	(8%)	(7%)	$794	$828	(4%)	(3%)
EMEA	118	139	(15%)	(12%)	353	415	(15%)	(10%)
APAC	85	110	(23%)	(21%)	258	333	(23%)	(19%)

Total segment revenue	459	526	(13%)	(11%)	1,405	1,576	(11%)	(8%)

Segment gross profit

Americas	158	158			473	459
% of Revenue	61.7%	57.0%			59.6%	55.4%
EMEA	62	67			169	184
% of Revenue	52.5%	48.2%			47.9%	44.3%
APAC	37	53			108	146
% of Revenue	43.5%	48.2%			41.9%	43.8%

Total segment gross profit	257	278			750	789
% of Revenue	56.0%	52.9%			53.4%	50.1%

Reconciling items(1)	(10)	(14)			(43)	(52)

Total gross profit	$247	$264			$707	$737
% of Revenue	53.8%	50.2%			50.3%	46.8%

(1)	Reconciling items include stock-based compensation, capitalized software, amortization of acquisition-related intangible assets and acquisition, integration and reorganization-related items.
(2)	The impact of currency is determined by calculating the prior period results using the current-year monthly average currency rates.